                                                                                Exhibit 99.1
                                                            News
                                                      Release

                                                   Vectren Corporation
                                                                       One Vectren Square
                                                       Evansville, IN  47708

FOR IMMEDIATE RELEASE
September 9, 2008

Contact:  Media – Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor Relations – Steve Schein, (812) 491-4209 or sschein@vectren.com

Revenue requirement agreement reached
on Vectren Energy Delivery of Ohio
natural gas base rate increase, includes robust customer conservation programs

Dayton, Ohio -- Vectren Corporation (NYSE: VVC), announced today that its utility subsidiary, Vectren Energy Delivery of Ohio (VEDO), has entered into a Stipulation and Recommendation (Stipulation) with the staff of the Public Utilities Commission of Ohio (PUCO) and other parties regarding the revenue requirement for VEDO’s gas distribution business in 17 west central Ohio counties. In addition, the stipulation, if approved, will provide for the continuation and enhancement of energy efficiency and conservation programs for residential and commercial customers.

The Stipulation does not address the rate design that will be used to collect the agreed-upon revenue from VEDO’s residential customers. The Stipulation notes that this issue will be decided by the PUCO based on the evidence and arguments presented by the parties.

The Stipulation was filed Monday with the PUCO who will now review and determine whether to approve those elements of the stipulation before the base rate adjustment can become effective. The PUCO is expected to address the rate design question in the same decision.

The Stipulation provides for a nearly $14.8 million increase in VEDO’s base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximate 5,200-mile distribution system used to serve more than 318,000 customers.  The adjustment will result in an approximate 3.8 percent increase in the total average bill for residential customers who heat their homes with natural gas.

Terms of the stipulation include:
•	a rate increase of nearly $14.8 million;
•	an overall rate of return of 8.89 percent on rate base of about $235 million;
•	an opportunity to recovery costs of a program to accelerate replacement of cast iron and bare steel pipelines, as well as certain service risers.

Elements of the conservation programs, totaling up to $5 million, include:
•	rebates on high-efficiency natural gas appliances, such as furnaces, programmable thermostats and water heaters as well as other tools and resources to help customers lower natural gas usage; and
•	the continuation of VEDO’s Project TEEM (Teaching Energy Efficiency Measures), which offers free home weatherization services to income-eligible customers.

These programs will be monitored, reviewed, and adapted as deemed appropriate through the oversight of an existing collaborative, which includes representatives of VEDO, the Ohio Consumers’ Counsel, the PUCO and the Ohio Partners for Affordable Energy.

VEDO filed its case in November 2007, and at that time requested an increase of $27 million.  Under Ohio law, VEDO’s application was subjected to an audit and examination by the PUCO as well as the other parties to the PUCO proceeding.  The request to increase base rates was only the second by VEDO, or its predecessor company, in the past 16 years; the prior increase to base rates was in 2005. Vectren continues to invest significant dollars to maintain and improve its gas distribution system in west central Ohio.

“We have worked cooperatively with all the parties in the rate proceeding and within our service area to reach a balanced Stipulation,” said VEDO President Dan Berry. “If the PUCO approves the filing, the increase in distribution service revenue will help us attract the capital necessary for the system improvements needed to continue safe, reliable delivery of natural gas.  We believe the Stipulation’s recommended expansion of energy efficiency initiatives will help customers combat rising gas costs and strike a reasonable balance between our interests and the interests of our residential, commercial and industrial customers.”

VEDO’s rate increase application and the Stipulation address VEDO’s "non-gas" costs only, which are listed as “Distribution and Service Charges” on a customer’s bill.  These costs represent between 20 and 30 cents of every dollar paid by customers for their gas service. These "non-gas" costs are incurred by VEDO to build, operate and maintain the pipes, other equipment and systems that are used to supply natural gas through VEDO’s distribution system to its customers.  Ohio law gives the PUCO authority to ensure that VEDO‘s compensation for its distribution system is reasonable.

The remaining 70 to 80 cents of each dollar paid to VEDO by its customers who have not elected a third-party natural gas supplier represents the cost of the natural gas that VEDO must purchase to meet the demands of its customers. VEDO’s recovery of the cost of that gas supply used by its customers is also subject to review by the PUCO.  Under Ohio law and regulations, VEDO and other Ohio natural gas utilities are not allowed to make a profit on the gas supply cost.

VEDO serves all or a portion of Auglaize, Butler, Champaign, Clark, Clinton, Darke, Fayette, Greene, Highland, Logan, Madison, Miami, Montgomery, Pickaway, Preble, Shelby and Warren counties.

About Vectren Corporation
Vectren Corporation is an energy holding company headquartered in Evansville, Ind. The company's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. The company's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and energy infrastructure services.